Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway
Suite 302
Atlanta, Georgia 30350
(770) 394-6000

June 18, 2004

To Our Shareholders:

As part of our continuing effort to maximize shareholder value, we closed the sale of five of our apartment communities on June 2, 2004 to Colonial Properties Trust for $109,150,000. I have enclosed a copy of our press release dated June 3, 2004 announcing the closing of the sale. The five properties we sold totaled 1,091 apartment units and included Bradford Creek, Plantation Trace, Preston Oaks, River Oaks, and Veranda Chase. This sale maximized the value of our older appreciated assets and allowed us to make a substantial distribution to you of $4.50 per share. Your distribution check is enclosed with this letter. If you hold your Roberts Realty shares in “street name” with your broker, your distribution check has been credited directly to your brokerage account. I do want to point out that the distribution of $4.50 is the same for both shares and units.

Including this distribution, the company has paid its shareholders $8.84 in dividends and distributions since 1996, as shown in the following table.

	Dividends	Distributions
	Per Share	Per Share	Total

1996	$0.48	$0.00	$0.48
1997	$0.53	$0.05	$0.58
1998	$0.58	$0.00	$0.58
1999	$0.58	$0.50	$1.08
2000	$0.49	$0.25	$0.74
2001	$0.33	$0.00	$0.33
2002	$0.00	$0.00	$0.00
2003	$0.00	$0.55	$0.55
2004	$0.00	$4.50	$4.50

Totals	$2.99	$5.85	$8.84

For those investors who have owned our stock since 1996, the average annual yield has been approximately 12%, assuming an average cost of $8.50 per share. Your individual yield may be higher or lower than 12% depending on when you purchased your shares and the price you paid.

Now that we have completed the sale of our older assets, we can continue to create shareholder value by focusing on the company’s newer assets. The company will continue to own its Addison Place community, its St. Andrews at the Polo Club in Palm Beach County, Florida, along with its new 319-unit community in the Town Center of Ballantyne in Charlotte, North Carolina. These three leading-edge communities, all built within the last four years, total 922 apartment homes. In addition, the company is developing and constructing a 220-unit community in north Atlanta, which when completed, will increase the company’s portfolio to 1,142 apartment homes. The company also owns two commercial properties that include a 42,090 square foot retail center currently under construction adjacent to Addison Place and a 39,907 square foot office building located near the Northridge interchange at Georgia 400 in north Atlanta. As we have done in the past, we will continue to sell properties from time to time as a way to maximize shareholder value.

We expect our stock will trade for significantly less than it was prior to the payment of our $4.50 per share distribution. This is because our stock begins trading “ex-dividend” on June 21, 2004, which means it is trading without the $4.50 per share distribution now that the distribution has been paid to you in cash. The decline in the stock price does not mean that anything is wrong or that the value of the company’s real estate assets has declined. It simply reflects the amount of the distribution that has been paid to you.

Our annual shareholders meeting will be held on Wednesday, July 21st and in the next few days, you will be receiving the company’s 2003 annual report and proxy statement. We would appreciate you taking a few minutes to vote your proxy and we look forward to seeing you at the annual meeting.

Sincerely,

/s/ Charles S. Roberts

Charles S. Roberts
President